Exhibit 5.1

[CALFEE, HALTER & GRISWOLD LLP LETTERHEAD]

August 2, 2011

Chart Industries, Inc.

One Infinity Corporate Centre Drive

Suite 300

Garfield Heights, Ohio 44125-5370

Re:	Up to $287,500,000 of 2.00% Convertible Senior Subordinated Notes due 2018 of Chart Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel for Chart Industries, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $287,500,000 aggregate principal amount of the Company’s 2.00% Convertible Senior Subordinated Notes due 2018 (the “Notes”), and the underlying common stock, $0.01 par value per share, of the Company (the “Shares” and, together with the Notes, the “Securities”), issuable upon conversion of the Notes, pursuant to an effective registration statement on Form S-3 (File No. 333-175837) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement and the prospectus supplement dated July 28, 2011 filed with the Commission pursuant to Rule 424(b) under the Securities Act (collectively, the “Prospectus”). The Notes are to be issued pursuant to the Underwriting Agreement, dated July 28, 2011 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, acting as representatives of the several underwriters named therein (the “Underwriters”) and pursuant to an Indenture to be dated as of August 3, 2011, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as August 3, 2011 by and between the Company and the Trustee (collectively, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

2. The Shares initially issuable upon conversion of the Notes have been authorized by all necessary corporate action of the Company and, when they are issued upon conversion of the Notes pursuant to the terms and conditions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold by the Company and (ii) the Company will take no action inconsistent with such resolutions.

For purposes of the opinion expressed in paragraph 1 above, we also have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture and (ii) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed in paragraph 1 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

We are attorneys licensed to practice law in the State of Ohio. The opinion expressed herein is limited solely to the federal laws of the United States of America, the Delaware General Corporation Law, and the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction except to the extent hereinafter set forth. Further, we note that the Indenture under which the Notes are issued is governed by the laws of the State of New York. Accordingly, in rendering the opinion expressed above, to the extent that the laws of the State of New York govern the matters as to which such opinion is expressed, we have relied upon the opinion of Harter Secrest & Emery LLP. In addition, in rendering the opinion set forth above, we express no opinion as to (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge, (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy, (iii) the right to intervene in any legal proceeding pursuant to the Indenture, (iv) the extent that any delay contemplated by the Indenture exceeds the applicable statute of limitations, or (iv) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, willful conduct, or violations of securities laws.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company and to the reference to our firm under the caption “Legal Matters” in the Prospectus. Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP

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